Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Volterra Semiconductor Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-118006, 333-123090, 333-141265, and 333-149568) on Form S-8 of Volterra Semiconductor Corporation of our report dated March 4, 2009 with respect to the consolidated balance sheets of Volterra Semiconductor Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Volterra Semiconductor Corporation.

As described in note 2(k) to the consolidated financial statements, effective January 1, 2007, Volterra Semiconductor Corporation adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.

As described in note 10 to the consolidated financial statements, effective January 1, 2007, Volterra Semiconductor Corporation adopted Emerging Issues Task Force (EITF) No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.

/s/ KPMG LLP

Mountain View, California

March 4, 2009